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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

AT THE COMPANY
Neil H. Koenig
Interim Chief Financial Officer
(212) 949-1373

             FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
           AND FUR INVESTORS, LLC ANNOUNCE PROPOSED EQUITY INVESTMENT
                                AND TENDER OFFER

FOR IMMEDIATE RELEASE - November 26, 2003 - First Union Real Estate Equity and Mortgage Investments (NYSE:FUR) and FUR Investors, LLC, an entity controlled by real estate investor Michael L. Ashner, today announced that they have entered into a Stock Purchase Agreement pursuant to which FUR Investors, LLC will purchase a minimum of 5,000,000 and a maximum of 5,185,724 newly issued common shares from the Company at a price of $2.60 per share. As part of the transaction, FUR Investors, LLC will also commence a tender offer to purchase up to 5,000,000 common shares, at a price of $2.30 per share. In the event that the tender offer is not fully subscribed, the Company will increase the number of shares to be issued to FUR Investors, LLC by the amount of the deficiency, up to a total of 5,185,724 newly issued shares. The tender offer is expected to commence on or prior to December 5, 2003. The closing of the purchases under the Stock Purchase Agreement will occur shortly after the closing of the tender offer, at which time FUR Investors, LLC will own a maximum of 10,000,000 common shares of the Company.

The Stock Purchase Agreement provides that the Company's existing board of trustees shall review and approve recommendations made by Mr. Ashner for additional members to the Company's board of trustees to serve upon the closing of the transaction. Two of the existing members of the board of trustees are expected to resign at such time. The transaction is subject to customary closing conditions.

As part of the transaction, at the closing, Mr. Ashner will become President and Chief Executive Officer of the Company and an affiliate of Mr. Ashner will provide asset management and general advisory services for the Company pursuant to an advisory agreement negotiated at arms-length between the Company's existing board of trustees and Mr. Ashner. Mr. Ashner has no present affiliation with the Company and owns less than 0.04% of the outstanding common shares.

FUR INVESTORS, LLC HAS NOT YET COMMENCED THE TENDER OFFER REFERRED TO IN THIS RELEASE. UPON THE COMMENCEMENT OF THE TENDER OFFER, FUR INVESTORS, LLC WILL FILE A TENDER OFFER STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. THAT STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER AND SHOULD BE READ BY SECURITY HOLDERS. WHEN THE TENDER OFFER IS COMMENCED, YOU WILL BE ABLE TO OBTAIN AT NO CHARGE (I) THE TENDER OFFER STATEMENT AND OTHER

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DOCUMENTS WHEN THEY BECOME AVAILABLE ON THE SECURITIES AND EXCHANGE COMMISSION'S
WEBSITE AT HTTP://WWW.SEC.GOV AND (II) THE OFFER TO PURCHASE AND ALL RELATED DOCUMENTS FROM THE OFFEROR.

IN ADDITION, INVESTORS AND SECURITY HOLDERS SHOULD READ FIRST UNION'S SCHEDULE 14D-9, WHEN FILED, AS IT WILL CONTAIN THE REGISTRANT'S RECOMMENDATION STATEMENT IN CONNECTION WITH THE TENDER OFFER AND OTHER IMPORTANT INFORMATION RELATING TO THE TENDER OFFER. Investors and security holders may obtain a free copy of the
Schedule 14D-9 and related documents when filed with the Securities and Exchange Commission at the Commission's website listed above.

First Union Real Estate Equity and Mortgage Investments is a NYSE-listed real estate investment trust (REIT) headquartered in New York, New York.